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                                                                    EXHIBIT 99.6


NEWS RELEASE

MEDIA CONTACT:                                       INVESTOR CONTACT:
Nancy Farrar                                                  Neil Shoop
Farrar Public Relations                              Treasurer
817/937-1557                                                  214/589-8561

FOR IMMEDIATE RELEASE


     TRINITY INDUSTRIES, INC. RECEIVES AN ORDER FROM BNSF FOR 6,000 RAILCARS


         DALLAS - February 26, 2004 - Trinity Industries, Inc. (NYSE:TRN) today announced an agreement with The Burlington Northern and Santa Fe Railway Company
(BNSF) to build 6,000 high capacity covered hopper railcars over the next four years to be used by BNSF to transport grain.

         Trinity Rail will begin production of the units in the third quarter of 2004. "We appreciate the opportunity to continue our role as BNSF's partner in meeting the needs of grain shippers," said Mike Flannery, Chief Executive Officer of Trinity Rail Group. "Our railcar backlog in North America had already grown to more than 12,000 at the end of 2003 and this order provides further evidence that the market for our products continues to improve."

         A subsidiary of Burlington Northern Santa Fe Corporation (NYSE:BNI), BNSF operates one of the largest railroad networks in North America, with 32,500 route miles covering 28 states and two Canadian provinces. BNSF is an industry leader in web-enabling a variety of customer transactions at www.bnsf.com. The railway is among the world's top transporters of intermodal traffic, moves more grain than any other American railroad, transports the components of many of the products we depend on daily, and hauls enough coal to generate about 10 percent of the electricity produced in the United States.

         Trinity Industries, Inc., with headquarters in Dallas, Texas is one of the nation's leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group and the Industrial Products Group. Trinity's web site may be accessed at www.trin.net.

         This news release contains "forward looking statements" as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to expectations, beliefs and future financial performance, or assumptions underlying or concerning matters herein. These statements that are not historical facts are forward looking. Readers are directed to Trinity's Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements. Any forward looking statement speaks only as of the date on which such statement is made. Trinity undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.


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